Exhibit 10.3

EXTERRAN PARTNERS, L.P.

AWARD NOTICE
PHANTOM UNITS WITH DERS

Exterran GP LLC (the “Company”), as general partner of Exterran General Partner, L.P. (the general partner of Exterran Partners, L.P. (the “Partnership”)), has granted to you, Stephen A. Snider (the "Participant"), Phantom Units, with a tandem grant of Distribution Equivalent Rights (“DERs”) for each Phantom Unit, under the Exterran Partners, L.P. Long-Term Incentive Plan, as amended (the “Plan”), subject to the terms and conditions set forth in this Award Notice (this "Notice") and the Plan.  Unless otherwise defined herein, capitalized terms in this Notice have the same meaning ascribed to them in the Plan.

The material terms of your Award are as follows:

1. Award. You have been granted Phantom Units, each with a tandem grant of DERs (your "Award") as provided above.  The Company will establish a non-interest bearing DER bookkeeping account for you with respect to each Phantom Unit granted which shall be credited with an amount equal to any cash distributions made by the Partnership on a Common Unit (“Unit”) during the period your Phantom Units are outstanding.

2. Grant Date.  The grant date of your Award is the Issue Date provided above.

3. Vesting.  Your Award will automatically vest on June 30, 2009 (the “Vesting Date”).  Except as otherwise provided in Paragraphs 4 and 5 below, you must be in the employment of the Company at all times from the Grant Date up to and including the Vesting Date to vest in your Phantom Units under this Award.  In addition, the cash amounts credited to your DER account with respect to your vested Phantom Units will vest on the Vesting Date.  If your Phantom Units are forfeited, the amount credited to your DER account will also be forfeited as of the same date. Contact Exterran’s Stock Plan Administrator at (281) 836-7000 with any questions concerning the vesting of your Award.

4. Termination of Employment.  If your employment with the Company terminates for any reason other than due to your a) death b) a disability that would meet the criteria for being considered “disabled” under the Company’s or an Affiliate’s long-term disability plan as if you were eligible to participate in the plan (“Disability”), or (c) Retirement (as defined below), then all of your unvested Phantom Units, along with the amounts credited to your DER account, will be forfeited without payment as of the date of such termination. If your employment with the Company terminates as a result of your death, Disability or Retirement, then your unvested Phantom Units, along with any DERs credited to your DER account, will vest on the date of such termination.  For purposes of this Notice, (a) your “employment with the Company” includes your employment as an Employee with the Company or an Affiliate, (b) your “employment with the Company” will be terminated only if it is a "separation from service" within the meaning of Section 409A of the Internal Revenue Code and accompanying regulations issued under Section 409A, and (c) your “Retirement” means your voluntary termination of employment with the Company on or after June 30, 2009.

5. Change of Control Prior to Vesting or Termination of Employment.  Your unvested Phantom Units, along with any DERs credited to your DER account, will vest on the date of a Change of Control, provided you are employed with the Company or an Affiliate of as such date.

6. Payment.  As soon as administratively practicable, but in no event later than the 60th day after the date your Phantom Units vest in accordance with Paragraphs 3, 4 or 5 above (the "Payment Date"), the Company will pay you one Unit of the Partnership with respect to each vested Phantom Unit; provided, however, that the Committee, in its discretion, may elect to pay to you on the Payment Date all of the Units related to your vested Phantom Units either (a) in the form of a lump sum cash payment or (b) in a combination of Units and a lump sum cash payment in lieu of Units.  Any lump sum cash payment will be equal to the Fair Market Value as of the vesting date of the Units.  Awards made under this Notice are not intended to be subject to Section 409A of the Code under the short-term deferral exclusion and this Notice will be interpreted and operated consistent with such intent.

7. Non-Transferability.  Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of the Phantom Units, with DERs issued under this Award.

8. Withholding.  If your Award is subject to applicable income, employment and/or social insurance or social security withholding obligations, unless you make other arrangements with the Company prior to the Payment Date, the Company or its Affiliate shall withhold cash and/or a sufficient number of Units that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.

9. Rights as Unitholder.  You, or your executor, administrator, heirs, or legatees shall have the right to receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit in your name representing payment of a vested Phantom Unit.

10. No Right to Continued Employment.  Nothing contained in this Notice confers upon you any right to continued employment with the Company or interferes in any way with the right of the Company or any its Affiliates to terminate your employment at any time.

11. Plan Governs.  This Notice is subject to the terms of the Plan, a copy of which is available on the website of Exterran’s current third party stock plan account manager at www.solium.com or which will be provided to you upon written request addressed to Exterran Partners, L.P., Stock Plan Administration, 16666 Northchase Drive, Houston, TX  77060.  All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Notice. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.

12. Modifications.  The Company may make any change to this Notice that is not adverse to your rights under this Notice or the Plan.

13. Data Privacy.  You consent to the collection, use, processing and transfer of your personal data as described in this paragraph.  You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”).  You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes.  You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company.  You further understand that withdrawing your consent may affect your ability to participate in the Plan.

14. Participant Acceptance.  If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Award Notice.  Otherwise, the Company will deem the Award and the terms of the Award to be accepted by you.

15. Exhibit A – Non-Solicitation/Confidentiality Agreement.  This Award is subject to the attached Exhibit A which is incorporated herein as if fully set forth herein.

Exhibit A – Non-Solicitation/Confidentiality Agreement

The greatest assets of Exterran Partners, L.P. and its affiliates and subsidiaries (“Exterran”) are its employees, directors, customers, and confidential information.  In recognition of the increased risk of unfairly losing any of these assets to its competitors, Exterran has adopted this Exhibit A as its policy, which you accept and agree to by accepting the Award.

In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided thereunder, you agree that you will not, during your employment with, or service to Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (a) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (b) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and/or related services without the prior written consent of Exterran. As further consideration for the grant of the Award, you agree that you will not, either while employed by, or in service to Exterran, or at any time thereafter, (i) make any independent use of, or disclose to any other person (except as authorized by Exterran) any confidential, nonpublic and/or proprietary information of Exterran, including, without limitation, information derived from reports, work in progress, codes, marketing and sales programs, customer lists, records of customer service requirements, cost summaries, pricing formulae, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran nor (ii) by any manner or means, in public or in private, disparage, demean, insult or defame Exterran, its officers or directors.

If any court determines that any provision of this agreement, or any part thereof, is invalid or unenforceable, the remainder of this agreement shall not be affected and shall be given full effect, without regard to the invalid portions and the court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.

You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.